                      [Letterhead of Haruki, Sawai & Inoue]












February 8, 2002

Norske Skog Canada Limited
700 West Georgia Street
9th Floor, P.O. Box 10058
Vancouver, B.C.
V7Y 1J7

Shearman & Sterling
1080 Marsh Road
Menlo Park, California  94025-1022
U.S.A.

Dear Sirs and Mesdames:

NORSKE SKOG CANADA LIMITED
EXCHANGE OFFER OF US$250,000,000 8 5/8% SENIOR NOTES DUE 2011

We have acted as counsel to Norske Skog Canada (Japan) Ltd. and Pacifica Papers Kabushiki Kaisha (the "Japanese Guarantors"), subsidiaries of Norske Skog Canada Limited (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form F-4 (the "Registration Statement").

The Registration statement relates to the offer by the Company to exchange (the "Exchange Offer") the Company's outstanding unregistered US$250,000,000 principal amount of 8 5/8% Senior Notes due 2011 (the "Outstanding Notes") for the Company's US$250,000,000 principal amount of 8 5/8% Senior Notes due 2011 (the "Exchange Notes") that will be registered under the Securities Act, as set out in the prospectus forming a part of the Registration Statement.

The Outstanding Notes were, and the Exchange Notes will be, issued under the indenture dated as of August 14, 2001 among the Company, the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee, and as amended by a first supplemental indenture dated as of August 28, 2001 and a second supplemental indenture dated as of September 1, 2001 (collectively, the "Indenture").

For the purpose of the opinions expressed in this opinion letter, we have reviewed the Indenture, the Outstanding Notes and a form of the Exchange Notes and have examined originals or copies, certified or otherwise identified to our satisfaction, of such other records or documents as we have considered relevant, necessary or advisable for the purpose of the opinions expressed in this opinion letter.

We have also considered such questions of law, examined the statutes, public records, corporate records, certificates and other documents and made such other searches and examinations as we have considered necessary in order to give the opinions expressed in this opinion letter.

For the purposes of the opinions expressed in this opinion letter, we have, with your concurrence assumed:

         (a) the legal capacity of all individuals, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to authentic originals of all documents submitted to us as certified, photostatic conformed, notarial or facsimile copies;

         (b) the accuracy of and relied upon all information, indices and filing systems maintained at the offices of public record in which we have conducted or caused to be conducted searches or enquiries in connection with this opinion;

         (c) that no winding up, liquidation, dissolution, insolvency, bankruptcy, amalgamation, reorganization or continuation proceedings have been commenced by the Japanese Guarantors;

         (d) that none of the Japanese Guarantors has received notice of any proceedings to cancel its memorandum, certificate of amalgamation, articles, certificate of incorporation or certificate of continuance, as the case may be, or otherwise to terminate its existence; and

         (e) that each of the Japanese Guarantors is not insolvent, and in particular, that each of the Japanese Guarantors is able to pay its debts as such debts become due in the usual course of its business.

We have not undertaken any independent investigation to verify the accuracy or completeness of our assumptions and other matters upon which we rely.

The opinions expressed in this opinion letter are limited to the laws of Japan.

Based and relying upon the foregoing and subject to the qualifications and limitations set out below, we are of the opinion that the Exchange Notes have been duly authorized by each of the Japanese Guarantors and that when the Exchange Notes are issued, executed and delivered by each of the Japanese Guarantors pursuant to the terms and conditions of the Indenture, the Exchange Notes will be validly executed and delivered by each of the Japanese Guarantors.

The opinions and advice expressed in this opinion letter are provided solely for the benefit of the addressees in connection with the transactions contemplated by the Registration Statement and may not be used or relied upon by the addressees for any other purpose or by any other person for any purpose whatsoever, in each case without our prior written consent.

We consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the reference to our firm name under the heading "Legal Matters" in the Prospectus. We do not, by giving this consent or otherwise, concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated under the Securities Act, or that we are "experts" in relation to any matters relating to the Indenture, the Outstanding Notes, the Exchange Notes, the Exchange Offer, or the Registration Statement, other than those matters governed by the laws of Japan.

Yours very truly,

/s/ Noriko Sawai
---------------------------
Noriko Sawai